Sunray Operating Company LLC
16444 Old Richmond Road
Sugar Land, Texas 77478
281/879-9973 (o)
281/734-5849 (c)
281/933-9054 (f)
 w5bxx@aol.com

David S. Topp President
October 26, 2006
Matrixx Resource Holdings, Inc..
23852 Pacific Coast Hwy., Suite 167
Malibu, CA 90265
Attn: Catherine Thompson

Re:            Participation Agreement
Fite No. 3 Well
Sandy Point Prospect
Brazoria County, Texas

Dear Mrs. Thompson:

Sunray Operating Company LLC (“Sunray”) is the owner of oil and gas leases (“Leases”) covering 196 acres, more or less, in the captioned area as described on Exhibit “A” attached hereto. Based on information provided by Sunray, you (“Matrixx”) have agreed to acquire an undivided interest in the Leases and participate in the drilling of a 6700’ well, subject to the following terms and conditions:

1.	On or before November 8, 2006, Matrixx shall pay to Sunray the sum of $7,428.57 as consideration for an assignment from Sunray of an undivided 10.00% interest in the Leases.
2.
The assignment shall be subject to this agreement, the terms of the Leases, the Joint Operating Agreement (“JOA”) mentioned below, and burdened with royalty and existing overriding royalty interests equal to 25% of 8/8. Additionally, Sunray shall be entitled to a one-eighth of eight-eighths (12.50% 0f 8/8) working interest, proportionally reduced, at payout of the above well.

3.	The assignment shall be without warranty of title, either express or implied, except as to acts by, through or under Sunray, but not otherwise.
4.
Concurrently with the receipt by Sunray of the above sum and the receipt by Matrixx of the above assignment, the parties hereto agree to be bound by the terms of the form of JOA which names Sunray as the initial Operator and governs all further operations on the Leases, a copy of which is submitted herewith.

5.
Since it is anticipated the drilling of the Fite No. 3 well is eminent, you will forward to Sunray $44,500.00, representing your proportionate share of the estimated dry hole cost of $445,000.00, on or before November 8, 2006.

The activities of this drilling program will involve a high degree of risk and results cannot be predicted. There is no assurance that any oil or gas production will be obtained through the activities undertaken pursuant to this program or that such production, if obtained, will enable Matrixx to make a profit on or even recoup its investment. In addition, hazards such as unusual or unexpected formations, pressures or other conditions are involved in drilling wells.

Matrixx represents that it is aware that there is no assurance that this drilling program will not be treated as an association, taxable as a corporation and further, that there is no assurance that the current Federal income tax laws will not be changed.

It is not the purpose or the intention of this Agreement to create, nor shall the same be construed as creating any mining partnership, commercial partnership, or other partnership relation; nor shall the operations of parties hereunder be construed to be considered a joint venture or any association that would make either party liable to the other party for any claims whatsoever.

Kindly acknowledge that the foregoing represents the entire agreement between Sunray and Matrixx by executing below and returning one fully executed copy to Sunray.

Sunray Operating Company LLC

By___________________________
David S. Topp
President

AGREED TO AND ACCEPTED
This_____day of _________, 2006.

Matrixx Resource Holdings, Inc.

By________________________________
Catherine Thompson
President